UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

PLUG POWER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

A Message to Shareholders: Help Plug Power Take the Right Path Forward

On May 30, 2025, Plug Power Inc. (“Plug Power,” “Company,” “we,” “us” or “our”) filed its preliminary proxy statement, which includes two important proposals that we’re asking shareholders to support. Proposal 2 seeks approval to amend the Company’s charter to increase the number of its authorized shares. Proposal 3 seeks approval to amend the Company’s charter to permit the Board to implement a reverse stock split, but only upon a determination by the Board that the reverse stock split is advisable and in the best interests of the Company and its stockholders.

Unlike many companies where the majority of the outstanding shares are held by institutional investors, a majority of our stockholders are retail investors who generally hold smaller number of shares than institutional investors. Our experience over the last few years is that a significant number of our retail investors do not, either directly or through their brokerage accounts, complete their proxies or otherwise deliver voting instructions. With the recent elimination of discretionary voting at several large brokerage firms, we have experienced lower voter participation at our annual meeting of stockholders. For example, despite the Company’s tremendous solicitation efforts last year, shares representing only 47.99% of the voting power were present at last year’s annual meeting.

Delaware has recognized the difficulty that companies with substantial retail investors have in obtaining the necessary stockholder vote to approve corporate actions that are generally viewed as routine matters — such as amending the charter to increase the authorized shares or effect a reverse stock split — and adopted Section 242(d)(2) of the Delaware General Corporation Law (“DGCL”) to lower the threshold vote required for stockholder approval on such matters. Since the adoption of Section 242(d)(2), to the extent permitted under a charter, a charter amendment to increase the number of authorized shares or implement a reverse stock split now only requires the affirmative vote of a majority of the votes cast (vs. majority of outstanding shares).

Our charter, which was adopted at the time of the Company’s initial public offering in 1999, unfortunately does not permit us to use the lower stockholder voting requirement with respect to Proposal 2 (Authorized Share Increase) or Proposal 3 (Reverse Stock Split) despite the adoption of Section 242(d)(2). Assuming that we have 1,100,000,000 shares of common stock outstanding on the record date, we will need a majority of the outstanding shares (550,000,001 shares) to vote in favor to approve Proposals 2 and 3. We’ve been advised by our proxy solicitor that obtaining a majority of the outstanding shares will be very difficult to achieve given that stockholders holding fewer than a majority of the outstanding shares participated in last year’s annual meeting.

Our charter however does permit us to issue a voting preferred stock from our “blank check” authority to participate in a vote on a reverse stock split together with the holders of the common stock as a single class (but not on a vote to increase the authorized shares), thereby allowing us to replicate the vote that is now required under Section 242(d) of the DGCL with respect to Proposal 3. Prior to the adoption of Section 242(d) of the DGCL when companies were subject to the heighted voting standard, companies implemented a “super-voting preferred stock” to magnify the vote of the stockholders to bolster the prospect of achieving the heightened voting standard. Similarly, we expect to issue a super-voting preferred stock titled “Series F Mirroring Preferred Stock” to Andrew J. Marsh, our Chief Executive Officer. The Series F Mirroring Preferred Stock will be voted in a manner that mirrors the actual voting by holders of our common stock. The Series F Mirroring Preferred Stock will serve to reflect the voting preference of the holders of common stock that vote on Proposal 3, whether for or against the proposal, and therefore will not override the stated preference of the holders of common stock who vote their shares for or against Proposal 3. As an example, if the holders of 50.5% of the common stock that vote at this year’s annual meeting are voted for Proposal 3, then 50.5% of the vote cast by Mr. Marsh with respect to the Series F Preferred Stock shall be cast for Proposal 3. The Series F Mirroring Preferred Stock otherwise will have no other voting rights. The Company will redeem the Series F Mirroring Preferred Stock promptly following the approval or rejection of Proposal 3 by its stockholders.

It is imperative that you vote your shares, no matter how many shares you own.

If our stockholders do not approve Proposal 2 (Authorized Share Increase), then we will not have the needed additional shares available to execute on our business plans and strategy, which could adversely affect our financial performance and growth. Without an increase in the number of authorized shares of common stock, we will be constrained in our ability to address ongoing business needs and to participate in various corporate purposes.

Increasing our authorized shares through Proposal 2 is the most straightforward way to meet our share obligations. If Proposal 2 does not get approved by our stockholders, we may need to rely on Proposal 3 (Reverse Stock Split) to obtain additional authorized shares. Under no circumstance will we implement both Proposal 2 (Authorized Share Increase) and Proposal 3 (Reverse Stock Split), if approved. If the holders of the majority of our outstanding shares approve Proposal 2, we will not implement a reverse stock split to increase the number of our authorized shares.

One of the biggest challenges we face is that roughly 40% of the Company’s shares are currently out on loan, which can negatively impact voting and stock performance. If your shares are on loan, please consider recalling your shares by June 9, the record date, so you can vote your votes at this year’s annual meeting .

Your vote is critical. Whether or not you expect to attend the annual meeting virtually, please vote your shares to ensure your representation and the presence of a quorum at the annual meeting.

Important Additional Information and Where to Find It

As referenced above, certain stockholder matters (the “Stockholder Matters”) will need to be voted upon at this year’s annual meeting and the Company filed a preliminary proxy statement with the Securities and Exchange Commission (the “Commission”) on May 30, 2025, and intends to subsequently mail or otherwise make available a definitive proxy statement relating to the Stockholder Matters. This communication does not contain all the information that should be considered concerning the Stockholder Matters, and is not intended to form the basis of any voting decision, investment decision or any other decision in respect of the Stockholder Matters. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, INCLUDING THE DEFINITIVE PROXY STATEMENT (WHEN IT BECOMES AVAILABLE) THAT ARE FILED OR WILL BE FILED WITH THE COMMISSION IN CONNECTION WITH THE STOCKHOLDER MATTERS, AS THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THESE MATTERS, AS WELL AS THE COMPANY. When available, the definitive proxy statement and other relevant materials will be sent or made available to stockholders of the Company as of June 9, 2025, the record date for voting on the Stockholder Matters. Stockholders will also be able to obtain copies of the preliminary proxy statement and the definitive proxy statement and other documents filed with the Commission, without charge, once available, at the Commission’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://www.ir.plugpower.com/financials/sec-filings/default.aspx.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the Stockholder Matters. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the Company’s filings with the Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as amended by Amendment No. 1 thereto on Form 10-K/A filed with the SEC on April 30, 2025, which was filed with the Commission and is available free of charge at the Commission’s website at www.sec.gov, or on the Company’s website at https://www.ir.plugpower.com/financials/sec-filings/default.aspx. Additional information regarding the interests of such participants is contained in the preliminary proxy statement and will be contained in the definitive proxy statement for the Stockholder Matters when available. In addition, we have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies.